As filed with the Securities and Exchange Commission on October 4, 1996

                                                      Registration No. 333-12101


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                     AND POST-EFFECTIVE AMENDMENT UNDER THE
                             SECURITIES ACT OF 1933


                            FRANKLIN RESOURCES, INC.
             (Exact Name of Registrant as Specified in its Charter)

                 DELAWARE                             13-2670991
     (State or Other Jurisdiction of      (I.R.S. Employer Identification No.)
      Incorporation or Organization)


                                777 MARINERS ISLAND BLVD.
                           SAN MATEO, CALIFORNIA 94404
                                 (415) 312-3000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                LESLIE M. KRATTER
                               VICE PRESIDENT AND
                               ASSISTANT SECRETARY
                            FRANKLIN RESOURCES, INC.
                            777 MARINERS ISLAND BLVD.
                           SAN MATEO, CALIFORNIA 94404
                                 (415) 312-3000
          (Name and Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                   Copies to:
          JEFFREY E. TABAK, ESQ.               ERIC S. HAUETER, ESQ.
        WEIL, GOTSHAL & MANGES LLP               BROWN & WOOD LLP
             767 FIFTH AVENUE                  555 CALIFORNIA STREET
         NEW YORK, NEW YORK 10153         SAN FRANCISCO, CALIFORNIA 94104
              (212) 310-8000                      (415) 772-1200

Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration s atement number of the earlier effective registration statement for the same offering.[_] __________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]____________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [x]

                               __________________

Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement is a combined Prospectus and relates to this Registration Statement and Registration Statement No. 33-53147 previously filed by the Registrant on Form S-3 and declared effective on May 19, 1994. This Registration Statement also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 33-53147, and such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement thereafter shall become effective in accordance with Section 8(c) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(c), may determine.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with this Registration Statement. All such expenses are estimates, other than the filing fee payable to the Securities and Exchange Commission.

     Item                                                    Amount
     ----                                                    ------

     SEC registration fee                                    $ 137,932
     Trustee's fees and expenses                             $  10,000
     Printing and engraving expenses                         $  25,000
     Legal fees and expenses                                 $  25,000
     Accounting fees and expenses                            $  10,000
     Blue Sky fees and expenses                              $  15,000
     Miscellaneous                                           $  27,068
                                                             ---------
           Total                                             $ 250,000
                                                             =========



Item 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law (the "DGCL") is applicable to the officers, directors, employees and agents of the Company ("Covered Persons") and provides certain specific statutory rights and limitations on indemnification to persons involved as plaintiff or defendant in actual or threatened litigation or an investigation by reason of the status of such person as an officer, director, employee or agent of a corporation. Indemnification of Covered Persons for judgments or amounts paid in settlement in civil cases, including attorneys' fees and other expenses is permitted, provided such action or civil case is not brought by or in the right of the corporation. In such instance, a Covered Person seeking indemnification must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation in respect of the claim; or, in addition, in the case where a Covered Person is seeking indemnification for fines and costs in a criminal action, such Covered Person did not have reasonable cause to believe his conduct was unlawful.

      Indemnification of a Covered Person for expenses, including attorneys' fees, in connection with actions brought by or in the right of the corporation is also permitted but only where such Covered Person shall not have been adjudged to be liable to the Company unless a court determines that despite such finding of liability, indemnification for such expenses is proper in view of all the circumstances of the matter.

      The DGCL requires that a corporation indemnify a Covered Person to the extent such Covered Person has been successful on the merits in connection with any action described therein, provides procedures for determining the merits of indemnification by the corporation and permits an unsecured advance of expenses prior to the final disposition of such proceeding upon a repayment undertaking by the Covered Person if such person is not entitled to be so indemnified.

      The above provisions are non-exclusive and indemnification is also permitted by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the DGCL permits the procurement of officers and directors liability insurance by a corporation to insure against various liabilities even if indemnification of such liability may not otherwise be permitted.

      In addition to the above described provisions, the Company's certificate of incorporation eliminates liability for breach of fiduciary duty, except: (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith,
(iii) for intentional misconduct or knowing violation of law, (iv) for violations of Section 174 of the DGCL or (v) for any transaction from which the director derived an improper personal benefit. Section 174 of the DGCL provides that



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directors shall, under certain circumstances, be jointly and severally liable for willful or negligent violations of Sections 160 and 173 of the DGCL. Section 160 of the DGCL imposes certain requirements with respect to stock repurchases and redemptions, and Section 173 imposes certain requirements with respect to dividends.

      The Company's by-laws also provide that directors and certain other personnel of the Company shall be indemnified against expenses and certain other liabilities as provided in Section 145 of the DGCL.

      The Company has also entered into indemnification agreements (the "Indemnification Agreements") with its directors, some of whom are also executive officers (the "Indemnified Persons") which provide for the prompt indemnification "to the fullest extent permitted by law," and the prompt advancing, of attorneys' fees and all other costs, expenses and obligations (collectively, "Expenses") paid or incurred by the Indemnified Person in connection with the investigation, defending, being a witness or otherwise participating in any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation that the Indemnified Person in good faith believes might lead to the institution of any such action, suit or proceeding (any of the foregoing, a "Claim") related to the fact that the Indemnified Person is or was a director, officer, employee, agent or fiduciary of the Company or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by a director in any such capacity. However, the Indemnification Agreements prohibit such indemnification (i) in connection with any Claim initiated by the Indemnified Person against the Company or any director or officer of the Company when the Company has joined in or consented to such Claim, or (ii) if the Board of Directors or other person or body appointed by the Board of Directors (the "Reviewing Party") determines that such indemnification is not permitted under applicable law (and, in the event of such determination, requires the Indemnified Person to reimburse the Company for all amounts theretofore paid in respect of such indemnification).

      The Indemnification Agreements also provide: (i) that the Indemnified Person is entitled to indemnification for Expenses to the extent he is successful in defending any Claim, whether on the merits or otherwise, and to partial indemnification if he is entitled to indemnification for some, but not all, of such Expenses, (ii) a mechanism through which the Indemnified Person may seek court relief if the Reviewing Party determines that the Indemnified Person would not be permitted to be indemnified under applicable law (and therefore is not entitled to indemnification under the Indemnification Agreements), (iii) that the Indemnified Person is entitled to indemnification against all Expenses incurred in seeking to collect an indemnity claim from the Company or in seeking to recover under a directors' and officers' liability insurance policy and (iv) that the Company has the burden of proving that the Indemnified Person is not entitled to indemnification in any particular case and that the termination of any Claim by judgment, order, settlement or conviction shall not create a presumption that the indemnification is not permitted by applicable law.

      The Indemnification Agreements provide that in the event of a change in control of the Company, the Company will seek legal advice from special, independent counsel selected by the Indemnified Person and approved by the Company with respect to matters thereafter arising concerning rights of the Indemnified Person under the Indemnification Agreements. Additionally, such agreements provide that in the event of a potential change in control, the Company will, upon written request of the Indemnified Person, create and fund a trust to satisfy expenses incurred in connection with a claim relating to an indemnifiable event. The Company is not currently, nor does it expect to be, subject to a change in control.

      The rights of the Indemnified Persons under the Indemnification Agreements will not be exclusive of any rights they may have under the DGCL, directors' and officers' liability insurance, the Company's by-laws, or otherwise; however, the Indemnification Agreements will not permit double payment. The Indemnification Agreements, while not requiring that the Company maintain directors' and officers' liability insurance, do require that the Indemnified Person be provided with full coverage under any policy or policies actually obtained. Additionally, the Indemnification Agreements provide that if the Company pays an Indemnified Person pursuant to the Indemnification Agreements, the Company will be subrogated to the Indemnified Person's rights to recover from other parties.

      To the extent that the Board of Directors or the stockholders of the Company may in the future wish to limit or repeal the ability of the Company to indemnify directors or other persons, such repeal or limitation will not affect the indemnification of the Indemnified Persons under the Indemnification Agreements referred to above, since their rights to full protection are contractually assured by the Indemnification Agreements.

      The Company has purchased an insurance policy indemnifying its officers and directors and the officers and directors of its subsidiaries against claims and liabilities (with stated exceptions) to which they may become subject by reason of their positions with the Company as directors and officers.


Item 16.  EXHIBITS

1*     Form of Distribution Agreement

4.1** Indenture, dated as of May 19, 1994, between the Company and The Chase Manhattan Bank (formerly Chemical Bank), as trustee

4.2*** Form of First Supplemental Indenture

4.3*** Form of Fixed Rate Note

4.4*** Form of Floating Rate Note

5*     Opinion of Weil, Gotshal & Manges LLP

12*    Computation of Ratio of Earnings to Fixed Charges

23.1*  Consent of Coopers & Lybrand L.L.P.

23.2*  Consent of Graber & Co.

23.3*  Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5)

24*    Power of Attorney

25* Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Chase Manhattan Bank

      ------------------------

      *     Previously filed.
      **    Incorporated by reference from the Company's Registration Statement on Form S-3 (Registration No. 33-53147), originally filed with the
            Commission on April 14, 1994.
      ***   Filed herewith.


Item 17.  UNDERTAKINGS

      The undersigned registrant hereby undertakes:

            (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered), and any deviation from the low or high and of the estimated maximum offering range, may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

      provided, however, that the undertakings set forth in paragraphs (i) and
      (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

            (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

            (d) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
      Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (e) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

            (f) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (g) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on the 4th day of October, 1996.

                                          FRANKLIN RESOURCES, INC.


                                          By: /s/ LESLIE M. KRATTER
                                             --------------------------------
                                              Leslie M. Kratter
                                              Vice President and Assistant
                                                Secretary




      Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons on the 4th day of October, 1996 in the capacities indicated.



        Signature                           Title
        ---------                           -----

                   *                Chairman, President and Chief Executive Officer,
        --------------------------- Principal Executive Officer and Director
        Charles B. Johnson


                   *                Executive Vice President, Legal and
        --------------------------- Administrative, Secretary and Director
        Harmon E. Burns


                   *                Senior Vice President and Chief Financial Officer,
        --------------------------- Principal Financial Officer and Principal Accounting
        Martin L. Flanagan          Officer


                   *                Director
        ---------------------------
        Rupert H. Johnson, Jr.


                   *                Director
        ---------------------------
        Judson R. Grosvenor


                   *                Director
        ---------------------------
        Charles E. Johnson


                   *                Director
        ---------------------------
        Harry O. Kline


                   *                Director
        ---------------------------
        Louis E. Woodworth


                   *                Director
        ---------------------------
        F. Warren Hellman





                                      II-5


                   *                Director
        ---------------------------
        Peter M. Sacerdote



      * By:   /s/ LESLIE M. KRATTER
              ---------------------
                  Leslie M. Kratter
                  Attorney-in-Fact

                                INDEX TO EXHIBITS

Exhibit No.                                                            Page
-----------                                                            ----

1*     Form of Distribution Agreement

4.1** Indenture, dated as of May 19, 1994, between the Company and The Chase Manhattan Bank (formerly Chemical Bank), as trustee

4.2*** Form of First Supplemental Indenture

4.3*** Form of Fixed Rate Note

4.4*** Form of Floating Rate Note

5*     Opinion of Weil, Gotshal & Manges LLP

12*    Computation of Ratio of Earnings to Fixed Charges

23.1*  Consent of Coopers & Lybrand L.L.P.

23.2*  Consent of Graber & Co.

23.3*  Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5)

24*    Power of Attorney

25* Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Chase Manhattan Bank

      ------------------------

      *     Previously filed.

      ** Incorporated by reference from the Company's Registration Statement on Form S-3 (Registration No. 33-53147), originally filed with the Commission on April 14, 1994.

      ***   Filed herewith.




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